Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 14, 2020, with respect to the consolidated financial statements of Montauk Holdings USA, LLC contained in the Final Prospectus, filed on January 25, 2021, relating to the Registration Statement on Form S-1 of Montauk Renewables, Inc. (File No. 333-251312), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Pittsburgh, Pennsylvania

January 27, 2021